EXHIBIT 3.1

MICHIGAN DEPARTMENT OF COMMERCE - CORPORATION AND SECURITIES BUREAU
Date Received		(FOR BUREAU USE ONLY)

Name Stephen C. Waterbury			EFFECTIVE DATE:
Address Warner Norcross & Judd LLP 900 Old Kent Building, 111 Lyon Street, N.W.
City Grand Rapids	State Michigan	Zip Code 49503
Document will be returned to the name and address you enter above.

RESTATED ARTICLES OF INCORPORATION

OF

SPARTAN MOTORS, INC.

          1.          These Restated Articles of Incorporation have been duly adopted by the shareholders of Spartan Motors, Inc. and are executed pursuant to the provisions of Sections 641-643, Act 284, Public Acts of 1972, as amended.

          2.          The corporation identification number (CID) assigned by the Bureau is 162-372.

          3.          The present name of the corporation is:

SPARTAN MOTORS, INC.

          4.          The corporation has had no former names.

          5.          The date of filing the original Articles of Incorporation was September 18, 1975.

          6.          The following Restated Articles of Incorporation supersede the original Articles of Incorporation as amended and shall be the Articles of Incorporation of the corporation:

ARTICLE I

                    The name of the corporation is:

SPARTAN MOTORS, INC.

ARTICLE II

                    The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Michigan Business Corporation Act.

                    To conduct and be engaged in the business of manufacturing, producing, and sale, at wholesale and retail, of specialized motor vehicles and motor vehicle equipment and parts and all other related items.

                    To make, perform, and carry out contracts of every kind and description pertaining to the purpose of this corporation and for any lawful purposes necessary and expedient thereto with any person, firm, association, or corporation.

                    To acquire, own, hold, buy, sell and in every other manner deal in the shares of stock of other corporations, and to exchange shares of its own capital stock for any of the things, rights, and properties which it might otherwise lawfully acquire and hold.

                    To make contracts with any of the officers, directors, shareholders, or employees of this corporation, individually or otherwise, and without limitation, restriction, or prejudice, which contracts shall be considered and construed on the same basis as contracts with third persons, all in furtherance of the management, operation, objects, and purposes of the corporation.

                    To borrow and to issue bonds, debentures, notes, and other evidences of indebtedness and obligations from time to time for any lawful corporate purpose and to mortgage, pledge, and otherwise charge any or all of its properties, rights, privileges, and assets to secure the payment thereof.

ARTICLE III

                    The total number of shares of which the corporation shall have the authority to issue is twenty-five million, nine hundred thousand (25,900,000) divided into two classes, as follows:

                    (1)          Twenty-three million, nine hundred thousand (23,900,000) shares of common stock of the par value of One Cent ($.01), which shall be called "Common Stock."

                    (2)          Two million (2,000,000) shares of preferred stock, having no par value, which shall be called "Preferred Stock."

                    The following provisions shall apply to the authorized stock of the corporation:

          A.          Provisions Applicable to Common Stock.

                    1.          No Preference. None of the shares of the Common Stock shall be entitled to any preferences, and each share of Common Stock shall be equal to every other share of said Common Stock in every respect.

                    2.          Dividends. After payment or declaration of full dividends on all shares having a priority over the Common Stock as to dividends, and after making all required sinking or retirement fund payments, if any, on all classes of preferred shares and on any other stock of the corporation ranking as to dividends or assets prior to the Common Stock, dividends on the shares of Common Stock may be declared and paid, but only when and as determined by the Board of Directors.

                    3.          Rights on Liquidation. On any liquidation, dissolution, or winding up of the affairs of the corporation, after there shall have been paid to or set aside for the holders of all shares having priority over the Common Stock the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive pro rata all the remaining assets of the corporation available for distribution to its shareholders.

                    4.          Voting. At all meetings of shareholders of the corporation, the holders of the Common Stock shall be entitled to one vote for each share of Common Stock held by them respectively.

          B.          Provisions Applicable to Preferred Stock.

                    1.          Issuance in Series. The authorized shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such designations, powers, preferences, and relative, participating, optional, or other rights, and such qualifications, limitations, or restrictions, as may be stated in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors. Authority is hereby expressly granted to the Board of Directors, subject to the provision of this Article, to authorize the issuance of any authorized and unissued shares of Preferred Stock (whether or not previously designated as shares of a particular series, and including shares of any series issued and thereafter acquired by the corporation) as shares of one or more series of Preferred Stock, and with respect to each series to determine and designate by resolution or resolutions providing for the issuance of such series:

          (a)          The number of shares to constitute the series and the title thereof;

          (b)          Whether the holders shall be entitled to cumulative or noncumulative dividends, and, with respect to shares entitled to cumulative dividends, the date or dates from which such dividends shall be cumulative, the rate of the annual dividends thereon (which may be fixed or variable and may be made dependent upon facts ascertainable outside of the Restated Articles of Incorporation), the dates of payment thereof, and any other terms and conditions relating to such dividends;

          (c)          Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property, or rights, including securities of any other corporation, and whether redeemable at the option of the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which, and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the terms and amount of a sinking fund, if any, provided for the purchase or redemption of such shares;

          (d)          Whether the shares of such series shall be participating or nonparticipating, and, with respect to participating shares, the date or dates from which the dividends shall be participating, the rate of the dividends thereon (which may be fixed or variable and may be made dependent upon facts ascertainable outside of the Restated Articles of Incorporation), the dates of payment thereof, and any other terms and conditions relating to such additional dividends;

          (e)          The amount per share payable to holders upon any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation;

          (f)          The conversion or exchange rights, if any, of such series, including, without limitation, the price or prices, rate or rates, and provisions for the adjustment thereof (including provisions for protection against the dilution or impairment of such rights), and all other terms and conditions upon which shares constituting such series may be converted into, or exchanged for, shares of any other class or classes or series;

          (g)          The voting rights per share, if any, of each such series, provided that in no event shall any shares of any series be entitled to more than one vote per share; and

          (h)          All other rights, privileges, terms, and conditions that are permitted by law and are not inconsistent with this Article.

                    All shares of Preferred Stock shall rank equally and be identical in all respects except as to the matters specified in this Article or any amendment thereto, or the matters permitted to be fixed by the Board of Directors, and all shares of any one series thereof shall be identical in every particular except as to the date, if any, from which dividends on such shares shall accumulate.

                    2.          Dividends. The holders of shares of each series of Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, dividends at, but not exceeding, the dividend rate fixed for such series by the Board of Directors pursuant to the provisions of this Article.

                    3.          Liquidation Preference. Upon the liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive in full out of the assets of the corporation available for distribution to shareholders (including its capital) before any amount shall be paid to, or distributed among, the holders of Common Stock, an amount or amounts fixed by the Board of Directors pursuant to the provisions of this Article. If the assets of the corporation legally available for payment or distribution to holders of the Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation are insufficient to permit the payment of the full preferential amount to which all outstanding shares of the Preferred Stock are entitled, then such assets shall be distributed ratably upon outstanding shares of the Preferred Stock in proportion to the full preferential amount to which each such share shall be entitled. After payment to holders of the Preferred Stock of the full preferential amount, holders of the Preferred Stock as such shall have no right or claim to any of the remaining assets of the corporation. The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into the corporation, or the sale, lease, or conveyance of all or substantially all of the property or business of the corporation, shall not be deemed to be a dissolution, liquidation, or winding up for purposes of this Section 3.

ARTICLE IV

                    The address of the current registered office of the corporation is 1000 Reynolds Road, Charlotte, Michigan 48813. The mailing address of the corporation is Post Office Box 440, Charlotte, Michigan 48813.

                    The name of the current resident agent is Mr. Richard J. Schalter.

ARTICLE V

                    When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all of the creditors or class of creditors, or on all of the shareholders or class of shareholders and also on this corporation.

ARTICLE VI

                    Members of the Board of Directors of the corporation shall be selected, replaced, and removed as follows:

          (1)          Number of Directors. The number of the directors of the corporation shall be fixed from time to time by resolution adopted by a majority vote of the Board of Directors but shall not be less than three.

          (2)          Classification. The Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of the shareholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

          (3)          Vacancies and Newly Created Directorships. Any vacancy occurring in the Board of Directors caused by resignation, removal, death, disqualification, or other incapacity, and any newly created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of directors then in office, whether or not a quorum. Each director chosen to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen. When the number of directors is changed, any newly created or eliminated directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (4)          Removal. Any director may be removed from office at any time, but only for cause, and only if removal is approved as set forth below.

                    Except as may be provided otherwise by law, cause for removal shall be construed to exist only if: (i) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has been adjudicated by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the corporation in a matter of substantial importance to the corporation and such adjudication is no longer subject to direct appeal; (iii) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetency directly affects his ability as a director of the corporation; or (iv) such director's actions or failure to act are deemed by the Board of Directors to be in derogation of the director's duties.

                    Whether cause for removal exists shall be determined by the affirmative vote of two-thirds (2/3) of the total number of directors. Any action to remove a director pursuant to

(i) or (ii) above shall be taken within one year of such conviction or adjudication. For purposes of this paragraph, the total number of directors will not include the director who is the subject of the removal determination, nor will such director be entitled to vote thereon.

ARTICLE VII

                    The corporation shall indemnify directors and executive officers of the corporation as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding (whether brought by or in the name of the corporation, a subsidiary, or otherwise) arising out of their service to the corporation, a subsidiary, or to another organization at the request of the corporation or a subsidiary. The corporation may indemnify persons who are not directors or executive officers of the corporation to the extent authorized by bylaw, resolution of the Board of Directors, or contractual agreement authorized by the Board of Directors. The corporation may purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him or her and incurred by him or her in respect of such service whether or not the corporation would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph. The provisions of this paragraph shall apply to actions, suits, or proceedings, whether arising from acts or omissions occurring before or after the adoption of this Article VII, and to directors, officers, and other persons who have ceased to render such service, and shall inure to the benefit of the heirs, executors, and administrators of the directors, officers, and other persons referred to in this paragraph.

ARTICLE VIII

                    A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty. However, this Article VIII shall not eliminate or limit the liability of a director for any of the following:

          (1)          A breach of the director's duty of loyalty to the corporation or its shareholders.

          (2)          Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law.

          (3)          A violation of Section 551(1) of the Michigan Business Corporation Act.

          (4)          A transaction from which the director derived an improper personal benefit.

          (5)          An act or omission occurring before the effective date of this Article VIII.

                    Any repeal or modification of this Article VIII by the shareholders of the corporation shall not adversely affect any right or protection of any director of the corporation existing at the time of, or with respect to, any acts or omissions occurring before such repeal or modification.